Exhibit 10.1

To:	Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, PA 15017

Luxembourg, 16 October, 2024

Dear Sir/Madam,

We, APERAM SA, société anonyme, having its registered office at 24-26, Boulevard d’Avranches, L-1160 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under the number B 155908, (hereafter, “APERAM”) hereby issue an unconditional and irrevocable first demand professional payment guarantee (garantie professionnelle de paiement) in favor of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Beneficiary”), the provisions of which are set out below and which is governed by the provisions of the law of 10 July 2020 on the professional guarantees of payment (hereinafter referred to as the “APERAM Guarantee”).

1

We, APERAM, declare that we are aware of the agreement and plan of merger entered into by and among the Beneficiary and our wholly owned subsidiaries Aperam US Holdco LLC, a Delaware limited liability company (the “Parent”) and Aperam US Absolute LLC, a Delaware limited liability company (“Merger Sub”) (the “Agreement”).

2

At the Beneficiary’s request, APERAM unconditionally and irrevocably undertakes hereby to pay the Beneficiary upon first demand, formulated in the manner specified under paragraph 7 of this letter in all material respects, any and all amounts in respect of any and all payment obligations of Parent or Merger Sub under the Agreement (including, without limitation, any obligation in respect of (i) the Required Payment Amount (as defined in the Agreement) and (ii) Damages for Fraud or Willful Breach (as such terms are defined in the Agreement) of Parent or Merger Sub) (the “Guaranteed Obligations”) if Parent or Merger Sub fails to or is unable to pay such amounts as and when the same shall become due pursuant to the terms and conditions of the Agreement; provided that the Beneficiary may call the Aparam Guarantee immediately upon the nonpayment of such amounts by Parent or Merger Sub (as applicable) when due, and that the Beneficiary shall have no obligation to first attempt to collect such amounts from Parent or Merger Sub.

3

The APERAM Guarantee is autonomous; the APERAM Guarantee is independent of the Agreement. The obligations of APERAM under the APERAM Guarantee are principal obligations and will not be affected by any act, omission, matter or thing which would reduce, release or prejudice any of the Parent’s or Merger Sub’s obligations under the Agreement without limitation and whether or not known to either of them or the Beneficiary and including, for the avoidance of doubt occurrence in relation to the Parent or Merger Sub of any of the events set out in article 4 paragraph (6) of the law of 10 July 2020 on the professional guarantees of payment.

4

The payment currency of the APERAM Guarantee is the US Dollar or Euro (at the option of the Beneficiary). A payment in another currency may not be demanded without APERAM’s express consent. All payments under the APERAM Guarantee shall be made in immediately available funds to such accounts of the Beneficiary as the Beneficiary shall designate from time to time. APERAM shall pay within five (5) calendar days of a payment demand by the Beneficiary.

Aperam S.A.

Registered office: 24-26, Boulevard d’Avranches, L-1160 Luxembourg Grand-Duchy of Luxembourg R.C.S. Luxembourg B 155908 TVA: LU24500072

Tel.: +352 27 36 27 00

5

The APERAM Guarantee is effective as from 16 October 2024 and shall expire on the earlier of (such earlier date, the “Expiration Date”): (i) the date that the Agreement is validly terminated and the Transactions are abandoned in accordance with the terms thereof, unless, prior to such termination, there has been any Fraud or Willful Breach by the Parent or Merger Sub under the Agreement, in which case the APERAM Guarantee shall continue to apply in respect of any Damages for such Fraud or Willful Breach, subject to the terms and conditions hereof and of the Agreement, and shall expire only upon a final determination in the matter by a final non-appealable order of a court of competent jurisdiction or other final non-appealable adjudication or by binding written agreement of the Beneficiary, the Parent and Merger Sub and (ii) the Closing Date (as defined in the Agreement); provided, however, that, for the avoidance of doubt, any purported termination of the Agreement that is not a valid termination shall not give rise to a termination of the APERAM Guarantee pursuant to this paragraph 5.

6

APERAM shall not be entitled to oppose any exception related to the claims or risks concerned and shall not have available to it any rights available to Parent or Merger Sub under the Agreement, including any defenses, with respect to the Guaranteed Obligations. APERAM hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all defences, rights, actions and claims it may have, in connection with or pursuant to the enforcement of the APERAM Guarantee including, without limitation, any rights of recourse under any applicable law (including, for the avoidance of doubt, any right of recourse prior to enforcement), any recourse by way of provisional measures such as a “saisie-arrêt conservatoire”, any right to the benefit of rights of the type “division” and “discussion” as set forth in the Luxembourg Civil Code, or any right of recourse by way of subrogation and any other similar right, action or claim under any applicable law coming into effect prior or after an enforcement of the APERAM Guarantee it may have against any person prior or further to an enforcement of the APERAM Guarantee.

7

Any demand under the APERAM Guarantee shall (i) be sent to the aforementioned address of APERAM’s registered office, for the attention of Treasury Department by express courier service (the date of sending being evidence thereof), before the Expiration Date, (ii) refer to the APERAM Guarantee, and (iii) mention the total amount the payment of which is requested.

8

No amendment, modification or discharge of the APERAM Guarantee, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by APERAM and the Beneficiary. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of the APERAM Guarantee, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of the APERAM Guarantee or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law.

9

APERAM may not affect any assignment or transfer (hereinafter collectively referred to as the “Assignment”) of the APERAM Guarantee to a third party, including any company of the APERAM group (hereinafter referred to as the “Assignee”) without the prior written consent of the Beneficiary, which will not be unreasonably withheld if (i), in the Beneficiary’s opinion, the creditworthiness of the Assignee is at least as good as APERAM’s and (ii) the Assignee has expressly accepted to assume all obligations existing under the APERAM Guarantee at the time of the Assignment. APERAM undertakes not to perform, and to procure (porte fort) that none of its affiliated entities performs, any act which adversely affects or may adversely affect the APERAM Guarantee.

Aperam S.A.

Registered office: 24-26, Boulevard d’Avranches, L-1160 Luxembourg Grand-Duchy of Luxembourg R.C.S. Luxembourg B 155908 TVA: LU24500072

Tel.: +352 27 36 27 00

10

The APERAM Guarantee shall be governed by Luxembourg law and the law of 10 July 2020 on the professional guarantees of payment. All disputes relating to the APERAM Guarantee shall be submitted to the jurisdiction of the Courts of Luxembourg.

11	We hereby further confirm that:

11.1

APERAM is duly incorporated and validly existing under the laws of Luxembourg and has all requisite corporate power and authority under its articles of association to execute, deliver and perform its obligations under this APERAM Guarantee;

11.2	all corporate and other authorizations necessary for the issuance of this APERAM Guarantee and the transfer of funds have been obtained, and

11.3	the issuance of this letter of the APERAM Guarantee is in the good corporate interest of APERAM.

Aperam S.A.

Registered office: 24-26, Boulevard d’Avranches, L-1160 Luxembourg Grand-Duchy of Luxembourg R.C.S. Luxembourg B 155908 TVA: LU24500072

Tel.: +352 27 36 27 00

Yours faithfully,

APERAM, société anonyme

By:	/s/ Timoteo Di Maulo
Name:	Timoteo Di Maulo
Title:	Chief Executive Officer

By:	/s/ Sudhakar Sivaji
Name:	Sudhakar Sivaji
Title:	Chief Financial Officer

Aperam S.A.

Registered office: 24-26, Boulevard d’Avranches, L-1160 Luxembourg Grand-Duchy of Luxembourg R.C.S. Luxembourg B 155908 TVA: LU24500072

Tel.: +352 27 36 27 00

Countersigned for acknowledgement and acceptance by the Beneficiary:

Universal Stainless & Alloy Products, Inc.

By:	/s/ Christopher M. Zimmer
Name:	Christopher M. Zimmer
Title:	President and Chief Executive Officer

Aperam S.A.

Registered office: 24-26, Boulevard d’Avranches, L-1160 Luxembourg Grand-Duchy of Luxembourg R.C.S. Luxembourg B 155908 TVA: LU24500072

Tel.: +352 27 36 27 00